EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

Ares Strategic Income Fund
(Name of Issuer)

Ares Strategic Income Fund
(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$399,292,221.33 (1)	0.015310%	$61,131.64 (2)
Fees Previously Paid
Total Transaction Valuation	$399,292,221.33 (1)
Total Fees Due for Filing			$61,131.64 (2)
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due			$61,131.64 (2)

(1)	Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of April 30, 2025, of $27.27. This amount is based upon the offer to purchase up to 14,642,179 common shares of beneficial interest, par value $0.01 per share, of Ares Strategic Income Fund.
(2)	Calculated at $153.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025.